	ComEd Company
	Ratio of Earnings to Combined Fixed Charges
							Six Months
							Ended
		Years Ended December 31,					June 30,
		2012	2013	2014	2015	2016	2017
Pre-tax income from continuing operations before adjustment		$618	$401	$676	$706	$679	$456
Plus:	Loss from equity investees	—	—	—	—	—	—
Less:	Capitalized interest	(3)	(5)	(2)	(4)	(8)	(4)
Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest		$615	$396	$674	$702	$671	$452
Fixed charges:
	Interest expensed and capitalized, amortization of debt discount and premium on all indebtness	$297	$575	$311	$331	$465	$187
	Interest component of rental expense (a)	6	5	5	4	5	2
Total fixed charges		$303	$580	$316	$335	$470	$189

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest plus fixed charges		$918	$976	$990	$1,037	$1,141	$641
Ratio of earnings to combined fixed charges and preferred stock dividends		3	1.7	3.1	3.1	2.4	3.4

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.